UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 29, 2010

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 29, 2010, TETRA Technologies, Inc. (“TETRA” or the “Company”) and certain of its subsidiaries entered into an Agreement and Second Amendment to Credit Agreement (the “Second Amendment”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. The Second Amendment amends the Company’s credit facility by, among other things, extending the maturity date of the five-year facility from June 27, 2011 until October 29, 2015 and decreasing the revolving commitments by $22 million, from $300 million to $278 million. The facility remains unsecured and guaranteed by the Company’s material domestic subsidiaries, excluding those subsidiaries that may be involved in the Company’s previously announced plans relating to the proposed initial public offering of common units representing limited partner interests in Compressco Partners, L.P.

In addition, the Second Amendment increases from $100 million to $150 million the Company’s ability to increase the revolving commitments of existing or additional lenders, such that the revolving commitments may be increased to equal an aggregate maximum amount of up to $428 million, upon the agreement of the increasing or additional lenders to provide additional commitments and the satisfaction of certain conditions.

Borrowings under the facility generally bear interest at the British Bankers Association LIBOR rate plus an additional spread. The Second Amendment increased the spread, which now ranges from 1.50% (increased from 0.50%), if the Company’s leverage ratio is less than 1.0:1.0, to 2.50% (increased from 1.25%), if the Company’s leverage ratio is greater than 2.5:1.0. The leverage ratio is the ratio of the Company’s funded indebtedness as of the date of determination to the Company’s consolidated EBITDA, pro forma for any acquisitions or capital expenditures, for the preceding four quarters.

The Second Amendment also increases the limitation on other unsecured debt from $450 million to $550 million and amends restrictions on the Company’s capital expenditures and acquisitions. The Second Amendment limits capital expenditures and acquisitions to an aggregate of $300 million (increased from $250 million) per year if, pro forma for such acquisitions, the Company’s leverage ratio would exceed 2.5:1.0 (increased from 2.25).

The foregoing discussion is qualified in its entirely by reference to the complete text of the Second Amendment, a copy of which is attached as Exhibit 10.1 and incorporated by reference.

A discussion of the material terms of the Credit Agreement (the “Credit Agreement”) dated as of June 27, 2006 by and among TETRA, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2006, which includes as Exhibit 10.1 thereto a copy of the Credit Agreement. A discussion of the material terms of the First Amendment dated as of December 15, 2006 by and among TETRA, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2007, which includes as Exhibit 10.1 thereto a copy of the Agreement and First Amendment.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding entry into the Second Amendment to the Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
Agreement and Second Amendment to Credit Agreement dated as of October 29, 2010, among TETRA Technologies, Inc. and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association and Wells Fargo Bank, N.A. as syndication agents, and Comerica Bank, as documentation agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Joseph M. Abell
Joseph M. Abell
Sr. Vice President & Chief Financial Officer
Date: November 3, 2010

EXHIBIT INDEX

Exhibit Number	Description
10.1
Agreement and Second Amendment to Credit Agreement dated as of October 29, 2010, among TETRA Technologies, Inc. and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association and Wells Fargo Bank, N.A. as syndication agents, and Comerica Bank, as documentation agent, and the lenders party thereto.